RESEARCH SERVICES AGREEMENT

This Research Services Agreement (the "Agreement") is entered into as of this 22nd day of March, 2012 (the "Effective Date") by and between Tel Hashomer - Medical Research, Infrastructure and Services Ltd. ("THM") and Orgenesis Ltd. (the "Company").

     WHEREAS, the Parties have entered into a license agreement dated February 2nd 2012 (the "License Agreement"); and

     WHEREAS, the Company wishes that THM perform a study ("Study") at the facilities and using the equipment and personnel of the Chaim Sheba Medical Center (the "Hospital") and the Fund, in accordance with and as fully described in the Research Program (as defined in Appendix A), under the direct supervision of Prof. Sarah Ferber (I.D. No. 67278234) ("Prof. Ferber"); and

     WHEREAS, THM agrees to conduct the Study pursuant to the Research Program (as defined below), under the direct supervision of Prof. Ferber and in accordance with the terms and conditions set forth hereunder; and

WHEREAS, THM is authorized to use certain facilities, equipment, for the conduct of the Study as aforesaid under the supervision of Prof. Ferber, all in accordance with the terms and conditions of this Agreement. NOW THERFORE the parties hereto hereby agree as follows:

1.	Performance of Work:
1.1.

Services. THM shall conduct the Study, through the services of Medical Research Infrastructure Development and Health Services Fund by the Sheba Medical Center (the "Fund") pursuant to the Research Program under the direct supervision of Prof. Ferber, an employee of Hospital and/or Fund. Prof. Ferber shall conduct and supervise the Study, with the assistance of the employees, researchers and/or associates of the Hospital and/or the Fund, who will be assigned by the Fund, for the performance of the Study (the “Study Personnel”).

1.2.

Successor Investigator. In the event Prof. Ferber shall be unable to conduct or complete the Study, THM shall use its best efforts to appoint, a successor investigator whose identity shall be approved in advance by the Company ("Successor Investigator"). In the event that the parties are unable to agree as to the identity of the Successor Investigator, the Company shall have the right to terminate the Study, without further liability to either party, provided however that the Company has paid all payment due hereunder before such early termination pro rata for the work accomplished and for any non cancelable expenses incurred by THM before the date of such early termination.

1.3.

Study Personnel. THM shall ensure that all Study Personnel shall: (i) have the appropriate experience and qualifications to participate in and perform the Study pursuant to the Research Program; and (ii) comply with the terms and conditions set forth in this Agreement.

1.4.

Compliance. The parties agree that the Study shall be performed pursuant to the laws, regulations and guidelines as applicable in Israel with respect to clinical researches in human subjects, to the extent that such are binding on the Company or the performance of the Study.

2.

Consideration. The Company shall pay THM, an amount of NIS 279,000 New Israeli Shekel + VAT towards the performance of the Study (the "Reimbursement"). The Reimbursement shall be paid according to the time table specified in Research Program. Without derogating from the above and notwithstanding anything to the contrary in the time table specified in the Research Program (Appendix A), the Company shall pay THM, within seven (7) days from the date of execution of this agreement, a non-refundable advance payment of NIS 30,000 (thirty thousand New Israeli Shekels) ( (the "Advance Payment"). For the avoidance of doubt, it is agreed that in no event, including but not limited to termination and/or cancellation of the Study, THM shall be obligated to refund the Advance Payment.

For the avoidance of doubt and without derogating from any provisions of the License Agreement, the aforesaid Consideration constitutes full and complete consideration for the performance of the Study as set forth herein, and Company shall not be obligated to pay any other amounts to Prof. Ferber, Hospital or Fund for the performance of the Study, unless as set forth herein.

Confidentiality. Any information relating to this Agreement, the Study and/or Research Program and any information made available by either party to the other in connection herewith is and shall be deemed "Confidential Information" of such Party subject to the provisions of Section 4 of the License Agreement. For the removal of doubt, the "Confidential Information" shall include but not be limited to: all information, data and results, products, know how, process, discoveries, whether verbal, written or electronic, obtained and/or generated by a Party in connection with this Agreement.

3.

Title and Ownership. Without derogating from any of the provisions set forth in Section 3.4 of the License Agreement, ownership of all rights, title and interest in and to the Study results, shall be jointly owned by Company and THM, in proportion to the respective parties contribution to such Study results, in trust for the Fund and the Hospital, and shall constitute part of the Licensed Information (as such term is defined in the License Agreement), under the terms of the License Agreement. For the removal of doubt, all provisions of the License Agreement which apply to the Licensed Information shall apply to the Study's results.

4.

Representations and Warranties. THM hereby represents and warrants that: (i) the Fund has the requisite expertise, skills, know-how, personnel, facilities and equipment required in order to perform the Study under the Research Program in a professional, efficient and timely manner; (ii) it has full right and authority to enter into this Agreement under the applicable law, and under its internal rules and regulations and that, where and whenever required, it has or shall secure in a timely manner, any and all necessary notifications and/or approvals, administrative or governmental; (iii) there are no outstanding obligations or agreements which are inconsistent or in conflict with the execution or performance of the activities described in this Agreement; and

5.

No Warranty of Results. For the removal of doubt it is hereby clarified that nothing specified in the Agreement shall be construed as a warranty by THM that the Study's results shall: (i) be useful in any manner, (ii) be commercially exploitable, (iii) be patentable and/or (iv) not infringe any third party's rights .

6.

Publications. In the event that THM, Hospital, Fund, Prof. Ferber, or Study Personnel wish to publish material with respect to the Study or its results, such publication shall be subject to the provisions of Section 11 of the License Agreement.

7.	Term and Termination
7.1.

This Agreement shall come into force as of the Effective Date, and shall continue in effect until the earlier of the following: (i) Company terminates the Agreement, at its sole discretion, subject to a ninty (90) days prior written notice thereof (“Notice Period”); or (i) completion of the Study in accordance with the Research Program or (ii) in the event that either party breaches any provision hereof, provided that the breaching party fails to remedy such breach within thirty (30) days from receipt of written notice thereof from the non-breaching party.

7.2.

Notwithstanding anything to the contrary in this Agreement, the following sections shall survive any expiration or termination of this Agreement: 3 (Confidentiality), 4 (Title & Ownership), 5 (Representations & Warranties), , 6 (No Warranty of Results) 7 (Publications), 8 (Term & Termination), and 9 (Miscellaneous).

8.

Miscellaneous. (i) THM shall be deemed an independent contractor for all purposes. THM, or Hospital, or Fund, or the Study Personnel shall not be considered an agent, employee, representative, or a party to a joint venture of Company for any purpose; (ii) this Agreement constitutes the entire understanding between the parties hereto with respect to conduct of the Study at the Hospital's facilities. No amendments, changes, extensions or modifications to this Agreement shall be valid and binding except if evidenced by a written instrument signed by the parties hereto; (iii) THM may not assign any of his duties, responsibilities, and/or obligations under this Agreement to any third party unless first obtaining Company’s explicit written consent, save for as specified under clause 1.2 above (performance of the Study by the Fund); (iv) each party shall bear its own costs and expenses incurred in rendering performance of its respective obligations under this Agreement; (v) except as explicitly permitted in this Agreement, THM may not incur any liability on Company’s behalf nor bind Company to any contractual or payment obligation without the prior written consent of Company; (vi) all notices, demands, requests, submissions, reports or any other communications permitted or required pursuant to this Agreement shall be furnished to the parties at the addresses first indicated in the preamble to this Agreement and shall be deemed to have been validly effected if sent by registered mail to each of the parties at such address. Either party may, by notice to the other, change its address; (vii) this Agreement shall be construed and interpreted under and in accordance with the laws of the state of Israel, excluding its conflicts of law rules. All disputes arising in connection with this Agreement shall be solely and exclusively brought before the competent courts in Tel-Aviv, Israel.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

/s/ Jacob BenArie	/s/ Prof. Shlomo Noy
Orgenesis Ltd.	Tel Hashomer – Medical Research
Infrastructure and Services Ltd.
By: Jacob BenArie	By:
Title: CEO	Title:

I, the undersigned, Prof. Sarah Ferber, hereby declare and confirm that I read and understood the foregoing, I agree to the provisions of this Agreement, I agree to be appointed as the Principal Investigator of the Study, and I undertake to comply with all the conditions, provisions, instructions and stipulations of this Agreement.

/s/ Sarah Ferber
Prof. Sarah Ferber

Research Services Agreement